Exhibit 10.7

CAPITAL ONE, NATIONAL ASSOCIATION
4445 Willard Avenue, 6th Floor
Chevy Chase, MD 20815

WAIVER LETTER

As of March 30, 2015

Interface Security Systems, L.L.C.
Interface Security Systems Holdings, Inc.
3773 Corporate Center Drive
Earth City, MO 63045
Attention: Michael Shaw, CEO

Re:    Going Concern Qualification to 2014 Audited Financial Statements

Dear Sirs:

This waiver letter is delivered in reference to that certain Credit Agreement, dated as of January 18, 2013, by and among Interface Security Systems, L.L.C., as Borrower, Interface Security Systems Holdings, Inc., as Guarantor, and Capital One, National Association, as Administrative Agent ("Agent") and a Bank, as amended by that certain Consent and Omnibus Amendment to Loan Documents, dated as of September 30, 2013, that certain Consent, Waiver and Second Amendment to Credit Agreement, dated as of May 16, 2014 and that certain Third Amendment to Credit Agreement, dated as of August 15, 2014 (as amended, the "Credit Agreement"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

The Loan Parties have informed the Banks and Agent that the auditor's report accompanying the Loan Parties' annual financial statements for the fiscal year 2014 will include a "going concern" qualification, which qualified report would constitute a Potential Default or Event of Default under Section 7.3.2 [Audited Financial Statements] and Section 8.1.10 [Insolvency] of the Credit Agreement (the "Specified Defaults") and have requested that Agent and the Banks waive the Specified Defaults. Subject to the provisions of this waiver letter, the Banks and Agent hereby waive the Specified Defaults.

1.Waiver Generally and Reservation of Rights. The provisions of this waiver letter shall not constitute a waiver by the Banks and Agent of any of the remaining provisions of the Credit Agreement or indicate an agreement on the part of the Banks and Agent to grant any such waivers in the future. The Banks' and Agent's rights with respect to the any matters not expressly covered by this waiver letter are expressly preserved.

2.Fees; Costs. In consideration for the Banks' and Agent's waiver of the Specified Default, the Loan Parties shall pay to the Agent for the benefit of Banks a waiver fee in the amount of $50,000, which waiver fee has been fully earned on the date hereof and is non-refundable. In addition, the Loan Parties shall pay and reimburse the Agent for all out-of-pocket costs, expenses, and disbursements, including without limitation, reasonable fees and expenses of counsel, incurred in connection with this waiver letter.

3.Confirmations. Each Loan Party confirms that there exist no defenses, offsets, counterclaims or other claims with respect to its respective obligations and liabilities under any of the Loan Documents. Each Loan Party ratifies and confirms in full its duties and obligations under the Loan Documents and further ratifies and reaffirms each and every provision of the Loan Documents applicable to it.

4.Release.

(a)In further consideration of Agent's and the Banks' execution of this waiver letter, each Loan Party, individually and on behalf of its respective successors (including any trustees acting on behalf of such Loan Party, and any debtor-in-possession with respect to such Loan Party), assigns, Subsidiaries and Affiliates, hereby forever releases Agent and each Bank and their respective successors, assigns, parents, Subsidiaries, and Affiliates and their respective officers, employees, directors, agents and attorneys (collectively, the "Releasees") from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity), and obligations of every nature whatsoever, whether liquidated or unliquidated, whether matured or unmatured, whether fixed or contingent that such Loan Party has or may have against the Releasees, or any of them, which arise from or relate to any actions which the Releasees, or any of them, have or may have taken or omitted to take in connection with the Credit Agreement or the other Loan Documents prior to the date hereof (including with respect to the Obligations and any third parties liable in whole or in part for the Obligations). This provision shall survive and continue in full force and effect whether or not the Loan Parties shall satisfy all other provisions of the Credit Agreement or the other Loan Documents. Notwithstanding the foregoing, the foregoing release shall not apply to any manifest errors in Agent's or any Bank's statements of account, ledgers or other relevant records that may exist, as to which the Loan Parties' rights are reserved.

(b)Related Indemnity. Each Loan Party hereby agrees that its release of the Releasees set forth in subsection 4(a) of this waiver letter shall include an obligation to indemnify and hold the Releasees, or any of them, harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by, or on behalf of any Person, including officers, directors, agents, trustees, creditors, partners or shareholders of such Loan Party or any parent, Subsidiary or Affiliate of such Loan Party, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statutes, regulation, common law principle or otherwise arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this waiver letter or any other document executed in connection herewith; provided that no Loan Party shall be liable for any indemnification to a

Releasee to the extent that any such liability, obligation, loss, penalty, action, judgment, suit, cost, expense or disbursement results from the applicable Releasee's gross negligence or willful misconduct, as finally determined by a non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment in full of the Obligations and the termination of the Credit Agreement and the other Loan Documents.

5.Loan Document. This waiver letter is a Loan Document.

6.Counterparts. This waiver letter may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.Authorization. No waiver or modification agreement or understanding with respect to the Credit Agreement or any other Loan Document shall constitute a legally binding agreement or contract or have any force or effect whatsoever unless and until approved in writing and signed by the authorized representatives of Banks and the Agent.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO WAIVER LETTER]

Very truly yours,

CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent and Bank
By: /s/ Charles V. Boyle
Name: Charles V. Boyle
Title: Senior Vice President

BORROWER:

INTERFACE SECURITY SYSTEMS, L.L.C.,
a Louisiana limited liability company

By: /s/ Kenneth Obermeyer
Kenneth Obermeyer, Chief Financial Officer

GUARANTOR:

INTERFACE SECURITY SYSTEMS
HOLDINGS, INC., a Delaware corporation

By: /s/ Kenneth Obermeyer
Kenneth Obermeyer, Chief Financial Officer